Exhibit 1

                                          Contact:   Susie Ter-Jung
                                                     Bunge Limited
                                                     1-914-684-3398
                                                     susieter-jung@bunge.com
                                                     -----------------------


           Bunge Addresses Morgan Stanley Global Consumer Conference,
                       Reaffirms Fourth Quarter Guidance

WHITE PLAINS, NY - November 5, 2003 - Bunge Limited (NYSE: BG) Chairman and CEO Alberto Weisser and CFO Bill Wells today addressed the Morgan Stanley Global Consumer Conference in New York City. A replay of the presentation is available at the Bunge Web site (www.bunge.com).

During the presentation, Mr. Wells reaffirmed Bunge's earnings guidance of $59 million to $69 million, or $0.58 to $0.68 per fully diluted share, for the fourth quarter, based on 100.9 million fully diluted shares. Mr. Wells noted that the guidance does not include any non-recurring items in the fourth quarter of 2003.

To access the replay of the presentation, go to the "News & Information" section of the Bunge Web site and select the Audio Archive link. Click on the replay link for the Morgan Stanley Global Consumer Conference. Follow the prompts to access the presentation.

About Bunge

Bunge Limited (www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain with worldwide distribution capabilities and primary operations in North America, South America and Europe. Founded in 1818 and headquartered in White Plains, New York, Bunge has 24,000 employees and locations in 29 countries. Bunge is the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and alliances; estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not


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have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.